Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION TO MERGE WITH MEADWESTVACO CORPORATION’S CONSUMER & OFFICE PRODUCTS BUSINESS

•	Accretive combination pre-synergies
•	Transaction improves leverage ratio
•	Significantly improves capital structure
•	Extends reach into consumer categories; broadens portfolio of leading brands
•	Creates platform for growth in emerging markets
•	Combination improves scale and strengthens position as an industry leader in school and office products

FOR IMMEDIATE RELEASE – LINCOLNSHIRE, IL, November 17, 2011 – ACCO Brands Corporation (NYSE: ABD), a world leader in branded office products, and MeadWestvaco Corporation (NYSE: MWV), a world leader in packaging, today announced the signing of a definitive agreement to merge MeadWestvaco Corporation’s Consumer & Office Products business into ACCO Brands in a transaction valued at approximately $860 million.  Upon completion of the transaction, MeadWestvaco shareholders will own 50.5% of the combined company.

MeadWestvaco’s Consumer & Office Products business is a leading manufacturer and marketer of school supplies, office products, and planning and organizing tools – including the Mead®, Five Star®, Trapper Keeper®, AT-A-GLANCE®, Cambridge®, Day Runner®, Hilroy, Tilibra and Grafons brands in the United States, Canada and Brazil.  With the addition of this business, ACCO Brands increases its scale and strengthens its position as an industry leader in school and office products.

“This is a transforming event for ACCO Brands,” said Robert J. Keller, chairman and chief executive officer of ACCO Brands Corporation.  “The merger supports our brand leadership strategy and will greatly expand our presence in important consumer channels and faster-growing geographies.  We believe that the merger will provide investors with a compelling financial benefit and further enhance ACCO Brands’ ability to deliver shareholder value for years to come.  We expect this combination to be immediately accretive and to significantly strengthen our balance sheet.

“ACCO Brands is positioned as a worldwide leader in the office products industry, and the addition of MWV’s profitable Consumer & Office Products business – and its outstanding employees – should enable significant growth for the new company around the world,” Keller concluded.

The combination, when completed, will increase ACCO Brands’ annual revenues by more than 50% and is expected to:

•
Immediately be accretive to ACCO Brands’ earnings per share; for the adjusted combined trailing twelve month period ended September 30, 2011, the combination is accretive by 70%, excluding synergies and transaction-related costs;

•	Yield $20 million of annualized cost synergies by 2014;
•
Enhance ACCO Brands’ gross profit and operating income margins; for the adjusted combined trailing twelve month period ended September 30, 2011 gross profit and operating income margins were higher by 110 basis points and 260 basis points, respectively;

•	Improve ACCO Brands’ leverage profile; net leverage for adjusted combined trailing twelve month period was 3.6x versus 3.9x for ACCO Brands standalone;
•	Enable ACCO Brands to re-capitalize its balance sheet and reduce its interest rate significantly;
•	Significantly enhance cash flow generation;
•	Increase scale in the mass merchandise channel providing greater consumer access and cost leverage;
•	Bring greater consumer insight and category management capabilities to the combined entity;
•	Provide a $200 million sales leadership position in Brazil, and double ACCO Brands’ size in Canada; and
•	Add important new brands and products in key categories to ACCO Brands’ existing portfolio of #1 and #2 brands.

ACCO Brands is one of the world’s largest office supply manufacturers.  More than 80% of sales come from brands holding leading market positions in their categories.  The company has strong and longstanding customer partnerships and an experienced management team with a demonstrated track record.  Over the past three years, the company has made significant operational improvements and has reported consistent gains in earnings per share.

MeadWestvaco’s Consumer & Office Products business is a leading manufacturer and marketer of school supplies, office products, and planning and organizing tools.  It maintains a leadership position within its key market segments, and its brands – including Mead®, Five Star®, Trapper Keeper®, AT-A-GLANCE®, Cambridge® and Day Runner® in the U.S., Hilroy in Canada and Tilibra and Grafons in Brazil – have strong and time-tested brand equity.  MWV’s Consumer & Office Products business invests heavily in category management, consumer-focused marketing, forecasting and supply-chain analytics, all of which contribute to its superior products, positive customer relationships and strong financial performance.

ACCO Brands Corporation’s financial advisor in the transaction is Barclays Capital Inc., with William Blair & Company, L.L.C. providing a fairness opinion.  Its legal advisor is Skadden, Arps, Slate, Meagher & Flom LLP.

Financial Benefit for ACCO Brands Corporation Shareholders

This transaction delivers significant opportunity for investors to participate in a larger, more profitable business that is a leader in the industry.  Assuming MeadWestvaco’s Consumer & Office Products business had been owned by ACCO Brands Corporation for the trailing twelve-month period ending September 30, 2011, the company would have combined sales of over $2 billion and adjusted supplemental EBITDA of approximately $320 million, with the potential of an additional $20 million from cost synergies.  Pre-synergies, the combination is expected to be significantly accretive to adjusted earnings per share (EPS), excluding merger and transaction-related costs.  The transaction is expected to significantly increase cash flow and accelerate the de-leveraging of ACCO Brands’ balance sheet.  Adjusted pro forma net leverage for the trailing twelve month period was 3.6x and is projected to drop below 3x by the end of fiscal 2013.  (Note: These figures are unaudited.)

Transaction Details

The separation of the Consumer & Office Products business from MeadWestvaco Corporation is structured as a “Reverse Morris Trust” transaction.  Under the terms of the merger agreement, MeadWestvaco will establish a separate entity to hold the Consumer & Office Products business, the shares of which will be distributed to MeadWestvaco shareholders in a tax-free transaction in return for a $460 million dividend to MeadWestvaco from the new entity holding MeadWestvaco’s Consumer & Office Products business.  Immediately after the spin-off and distribution, the newly formed company will merge with a subsidiary of ACCO Brands.  This “Reverse Morris Trust” transaction has been approved by the boards of both companies.

The entity that will hold MeadWestvaco’s Consumer & Office Products business has commitments for financing that will enable it to pay the dividend to MeadWestvaco.  ACCO Brands has commitments for financing that will enable it to refinance its existing secured debt.

Leadership, Approvals and Timing

The combined business will be managed by ACCO Brands’ senior executive team and board of directors, which will include two directors designated by MeadWestvaco Corporation.  ACCO Brands’ headquarters will remain in Lincolnshire, Illinois.

The transaction is subject to approval by ACCO Brands shareholders and the satisfaction of customary closing conditions and regulatory approvals, including a ruling from the U.S. Internal Revenue Service on the tax-free nature of the transaction.  The transaction is expected to be completed in the first half of 2012.

Webcast

At 9:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the strategic benefits of the transaction.  The call will be broadcast live via webcast.  The webcast can be accessed through the Investor Relations section of

www.accobrands.com.  The webcast will be in listen-only mode and will be available for replay for one month following the event.

At 10:30 a.m. Eastern Time today, MeadWestvaco Corporation will host a conference call to discuss the transaction and the company’s strategic focus on packaging.  Investors may participate in the live conference call by dialing 1 (800) 288-9626 (toll-free domestic) or 1 (612) 332-0418 (international); passcode: MeadWestvaco.  Please call to register at least 10 minutes before the conference call begins.  The live conference call and presentation slides may be accessed on MeadWestvaco Corporation's website at www.mmv.com.  After connecting to the home page, go to the Investors page and look for the link to the webcast.  Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.  A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on November 17th, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 225669.

Non-GAAP Financial Measures

“Adjusted” results exclude all unusual tax items.  Adjusted supplemental EBITDA from continuing operations excludes other non-operating items, including other income/expense and stock-based compensation expense.  Adjusted results and supplemental EBITDA from continuing operations are non-GAAP measures.  There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives.  Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year.  These measures may be inconsistent with measures presented by other companies.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in branded office products.  Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, Derwent, Marbig and Wilson Jones®, among others.  Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains certain statements which may constitute "forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.  ACCO Brands Corporation's ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Because actual results may differ from those predicted by such forward-looking statements, you should not place undue reliance on them when deciding to buy, sell or hold the company’s securities.  Among the factors that could cause our plans, actions and results to differ materially from current expectations are: fluctuations in the cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued volatility and disruption in the capital and credit markets; the effect of consolidation in the office products industry; the liquidity and solvency of our major customers; our continued ability to access the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from previous business combinations may not be fully realized or take longer to realize than expected; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, under Item 1A, “Risk Factors,” and in the company’s other SEC filings.  Forward-looking statements relating to the proposed merger involving ACCO Brands, MWV’s Consumer & Office Products business and MeadWestvaco Corporation include, but are not limited to: statements about the benefits of the proposed merger, including future financial and operating results; ACCO Brands’ plans, objectives, expectations and intentions; the expected timing of completion of the merger; and other statements relating to the merger that are not historical facts.  With respect to the proposed merger, important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to: risks and uncertainties relating to the ability to obtain the requisite ACCO Brands Corporation shareholder approval; the risk that ACCO Brands or MeadWestvaco Corporation may be unable to obtain governmental and regulatory approvals required for the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the merger; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected and the impact of additional indebtedness.  These risks, as well as other risks associated with the merger, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed by ACCO Brands with the SEC in connection with the merger.

Additional Information

In connection with the proposed transaction, ACCO Brands Corporation will file a registration statement on Form S-4 with the SEC.  This registration statement will include a proxy statement of ACCO Brands Corporation that also constitutes a prospectus of ACCO Brands, and will be sent to the shareholders of ACCO Brands.  Shareholders are urged to read the proxy statement/prospectus and any other relevant documents when they become available, because they will contain important information about ACCO Brands and the proposed transaction.  The proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.  The proxy statement/prospectus and other documents (when they are available) can also be obtained free of charge from ACCO Brands upon written request to ACCO Brands Corporation, Investor Relations, 300 Tower Parkway, Lincolnshire, Illinois 60069, or by calling (847) 484-3020.

This communication is not a solicitation of a proxy from any security holder of ACCO Brands Corporation.  However, ACCO Brands and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC.  Information about the directors and executive officers of ACCO Brands Corporation may be found in its 2010 Annual Report on Form 10-K filed with the SEC on February 24, 2011, and its definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 4, 2011.

For further information (ACCO Brands):

Rich Nelson	Jennifer Rice
Media Relations	Investor Relations
(847) 484-3030	(847) 484-3020

For further information (MeadWestvaco):

Tucker McNeil	Jason Thompson
Media Relations	Investor Relations
(804) 444-6397	(804) 444-2556